Exhibit 99.3

EURO TREND, INC. and SUBSIDIARY
UNAUDTIED PRO FORMA CONDENSED BALANCE SHEET
JUNE 30, 2008

	Historical		Proforma
	Data Storage	Euro Trend,
	Corporation	Inc.	Adjustments	Notes	Combined
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$35,772	$15	$1,300,000	(b)	$1,335,787
Accounts receivable, net	56,620	-	-		56,620
Prepaids and Other Assets	-				-
TOTAL CURRENT ASSETS	92,392	15	1,300,000		1,392,407

Property and Equipment
Property and equipment	1,115,984				1,115,984
Less: - Accumulated depreciation	(730,896)				(730,896)
Net Property and Equipment	385,088	-	-		385,088

Other assets		-			-
Other Assets	443	-			443
Employee loan	23,000				23,000
Total other assets	23,443	-	-		23,443

TOTAL ASSETS	$500,923	$15	$1,300,000		$1,800,938

LIABILIATIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$92,022	$2,600			$94,622
Accrued expenses	2,542	-			2,542
Credit line payable	99,970	-			99,970
Due to related party	9,000	10,528	(10,528)	(c)	9,000
TOTAL CURRENT LIABILITIES	203,534	13,128	(10,528)		206,134
					-
Due to Shareholder	1,836,097	-	(1,836,097)	(d)	-
TOTAL LIABILITIES	2,039,631	13,128	(1,846,625)		206,134

STOCKHOLDERS' EQUITY:
Preferred stock			9,812		9,812
Common stock	20	6,625	77,042	(a)(b)(d)	83,687
Additional paid-in capital	1,813,974	15,975	3,024,057	(a)(b)(c)	4,854,006
Retained earnings	(3,352,702)	(35,713)	35,713		(3,352,702)
TOTAL STOCKHOLDERS' EQUITY	(1,538,708)	(13,113)	3,146,625		1,594,804
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$500,923	$15	$1,300,000		$1,800,938

Earnings per share, assuming the transaction had occurred on January 1, 2006 are as follows:			Six Months Ended June 30, 2008
	Year ended December 31,
	2007	2006

Net income (loss)	$(244,507.00)	$(383,400.00)	$(118,499.00)

Weighted average shares outstanding	93,500,000	93,500,000	93,500,000

Earings (loss) per share	$(0.0026)	$(0.0041)	$(0.0013)

(a) Issuance of 93,500,000 shares to Data Storage Corporation shareholders in consideration for Share Exchange and cancellation of 3,000,000 shares of the former directors of Euro Trend, Inc.

(b) In connection with the Share Exchange Data Storage Corporation issued $1,00,000 in common and preferred stock.

(c) In connection with the share exchange the $10,528 which was due to a director of Euro Trend was forgiven.

(d) On July 3, 2008 a shareholder of DSC converted $1,836,097 of debt to common stock